                                                                          Ex.2.2




                                   AGGREGATE
                                 EXCESS OF LOSS
                              REINSURANCE AGREEMENT

                    as of June 2, 1997 (the "Execution Date")
                  (hereinafter referred to as the "AGREEMENT")

       In consideration of the mutual covenants hereinafter contained and upon the terms and conditions hereinafter set forth


                     CENTRE REINSURANCE COMPANY OF NEW YORK
                               New York, New York
                  (hereinafter referred to as the "REINSURER")



            does hereby indemnify, as herein provided and specified,

                   PCA PROPERTY & CASUALTY INSURANCE COMPANY
                                Longwood, Florida
                   (hereinafter referred to as the "COMPANY")

                                    ARTICLE 1
                                   DEFINITIONS

"AGREEMENTS" shall mean, taken together, this Agreement, the New Claims Servicing Agreement, the Investment Management Agreement, the New Tax Sharing Agreement and the Collateral Agreements. With respect to the parties identified in the Agreements, should any conflict arise as concerns the duties, obligations and rights of any of the parties thereto relative to the respective duties, obligations and rights of the parties as delineated in the Agreements, the terms of the Reinsurance Agreement shall prevail.

"ALLOCATED LOSS ADJUSTMENT EXPENSES" or "ALAE" shall mean legal expenses and other expenses (including interest accruing before and/or after entry of judgment) incurred by the Company in connection with the investigation, adjustment, settlement, litigation, mediation or arbitration of claims or losses. ALAE shall not include costs of "in-house counsel," claims staff or other overhead or general expenses of the Company or its agents, including the claims services provided by PCA Solutions, Inc. ("Solutions") (or any third party replacing Solutions).

"ASSETS" shall mean, at any point in time (1) all of the tangible and intangible assets of the Company and the proceeds thereof, including, but not limited to, non-admitted assets, all ceded reinsurance recoverables, agents balances, receivables, uncollected or retrospective premiums, interest due and accrued, federal and state income taxes or other taxes refunded or recoverable, dividends, proceeds from commutations of the Prior Agreements (as hereinafter defined) and other agreements, recoveries under the Special Disability Trust Fund (or any successor fund), salvage and subrogation, amounts recovered under managed care agreements, recoveries from annuity contracts, all intangible assets, properties, rights, choses in action, and all other assets, proceeds thereof, and amounts due and payable to the Company, whether owned by the Company on the Effective Date or acquired, received or realized by the Company thereafter; less (2) Restricted Assets. Schedule 1 hereto summarizes Assets of the Company as of March 31, 1997 for purposes of statutory and generally accepted accounting principles ("GAAP").

"BUYER NOTICE" shall mean a written notice delivered by Humana within ten business days of the Notice Date to each of the Reinsurer, the Company and the Florida Department of Insurance requesting that this Agreement and each of the other Agreements be terminated pursuant to the provision of Article 2 effective as of the effective date of the Financing Transaction which notice shall contain and undertaking consistent with Section 7.12(b) of the Merger Agreement.

"CASH AVAILABLE" shall mean, as of any date, all cash or Cash Equivalents owned or held by or on behalf of the Company or any successor thereto as of such date, including, without limitation, any duly appointed administrator, liquidator, conservator, rehabilitator, receiver, trustee, supervisor or other person or entity of like capacity, in excess of the sum of the Restricted Assets.

"CASH EQUIVALENTS" shall mean (i) readily marketable direct obligations of the United States of America, provided that such obligations mature no later than one year from the date of acceptance thereof and (ii) certificates of deposit denominated in dollars or bankers' acceptances issued by any United States commercial banks maturing not later than one year from the date of acquisition thereof.

"CLOSING CONDITIONS" shall mean, taken as a whole, the conditions precedent to the performance of Reinsurer's obligations hereunder as set forth in Article 2(b) hereof.

"CLOSING DATE" shall mean the date following the Execution Date upon which (i) each of the Closing Conditions have been fully satisfied or waived as the case may be and (ii) the Reinsurance Premium shall have been paid to the Reinsurer in accordance with the terms of Article 8 hereof.

"CLOSING NOTICE" shall have the meaning ascribed thereto in Article 2(a) hereof.

"COLLATERAL" shall mean, taken together and subject only to the liens described in Schedule 3 hereto, (i) a fully perfected, first priority security interest in each of all of the assets of Solutions, including but not limited to, any and all real property held thereby, (ii) a fully perfected security interest in all of the issued and outstanding capital stock of Solutions, and (iii) a trust fund arrangement in the amount of $45.0 million securing the performance of Solutions' and PCA's obligations under and pursuant to the terms of the New Claims Servicing Agreement, each of which interests and guarantees shall be reasonably satisfactory in form and substance to the Reinsurer, (iv) including the proceeds of any of the foregoing.

"COLLATERAL AGREEMENTS" shall mean the agreements, dated as of the Closing Date, establishing or governing the interests of the Reinsurer with respect to the Collateral which agreements shall be substantially in the form attached hereto as Appendix A, including, without limitation, (i) a Security Trust Agreement concerning interests in a pool of certain investable assets established by PCA (the "Security Trust Fund"), (ii) a mortgage with respect to the real property held by Solutions (the "Mortgage"), (iii) a security agreement with respect to the personal property held by Solutions (the "Security Agreement") and (iv) a stock pledge (the "Stock Pledge") with respect to all of Solutions' issued and outstanding shares of capital stock.

"COMMUTATION AGREEMENTS" shall mean the agreements, dated as of the Closing Date, providing for the commutation of the Prior Agreements other than the 1996 Agreement, which shall be substantially in the form attached hereto as Appendix B.

"DEPOSIT PREMIUM"  shall mean $4.0 million.

"EFFECTIVE DATE" shall have the meaning ascribed thereto in Article 3 hereof.

"EXCESS OF ORIGINAL POLICY LIMITS LOSS" shall mean any loss of the Company in excess of the limit of the Original Policy, but otherwise within the terms of such Policy, such loss in excess of the limit having been incurred because of improper failure by it to settle within the policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

"FINANCING TRANSACTION" means the merger contemplated by that certain Agreement and Plan for Merger by and among Humana, PCA Acquisition Corp. and PCA, dated as of June 2, 1997 (the "Merger Agreement").

"HUMANA" shall mean Humana Inc., a Delaware corporation, as party to the Financing Transaction.

"EXTRA CONTRACTUAL OBLIGATIONS" shall mean those liabilities for monetary damages not covered under any other provision of this Agreement and which arise from the handling of any claim on the Subject

Obligations, such liabilities arising because of, but not limited to, the following: improper failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

"FUNDING CONDITIONS" shall mean, taken together, (i) the conversion of all equity securities held by the Company into an amount of cash not less than the GAAP carrying therefor such that, on and as of the Closing Date, the Company shall hold no equity securities, (ii) funding in cash of all net intercompany and affiliate balances then due to or from the Company as set forth in Schedule 2 hereof, and (iii) the conversion of the following Assets into cash or Cash Equivalents equal to GAAP carrying values therefor as set forth on Schedule 2 hereof: (x) the escrow receivable from Health Partners South East, (y) the covenant not to compete as part of the sale of the Georgia and Alabama HMO operations and (z) the collateral loan with Hallmark Re Ltd.

"INVESTED ASSETS" shall mean, at any point in time, each and every Asset which may then be converted into cash or Cash Equivalents in a reasonable period of time to pay Subject Obligations.

"INVESTMENT MANAGEMENT AGREEMENT" shall mean the agreement concerning management of the Company's investment portfolios, of even date herewith, which shall be substantially in the form attached hereto as Appendix C.

"LOSS DIVISOR ARRANGEMENTS" shall mean those certain arrangements with respect to the payment of certain additional ceded reinsurance premiums by and between the Company and Solutions referenced in Article 8 hereof as were implemented by and between the Company and Solutions.

"NEW CLAIMS SERVICING AGREEMENT" shall mean the agreement, of even date herewith, as referenced in Articles 2C and 16 hereof and pertaining to the run-off administration of the Company following the date hereof, which agreement shall be substantially in the form attached hereto as Appendix D.

"NEW TAX SHARING AGREEMENT" shall mean the agreement, of even date herewith, pertaining to tax sharing arrangements between the Company and other PCA Members following the Closing Date, which shall be substantially in the form attached hereto as Appendix E.


"NOTICE DATE" shall mean the date which is 45 days prior to the date upon which the consummation of the Financing Transaction is expected to occur as the same is set forth in the Closing Notice. .

"ORIGINAL POLICY" shall mean any policies, certificates, binders, slips and other contracts of insurance or reinsurance or other evidences of insurance liability, whether oral or written, contracted for or issued or renewed by the Company or an SIF.

"PAYMENT CONDITIONS" shall be as defined in Article 7 hereof.

"PCA" shall mean the Company's parent company, Physician Corporation of America.

"PCA MEMBER" shall mean any and all entities affiliated, owned or controlled by PCA or any successor to PCA, but not to include individuals.

"PRIOR AGREEMENTS" shall mean, taken together and to the extent that any such agreements have become effective, (i) the Aggregate Excess of Loss on Portfolio Agreement, considered effective by the Company and dated as of December 20, 1996 (placement slip dated November 1, 1996), between the Company and the Reinsurer (the "1996 Agreement"), (ii) the Aggregate Excess Reinsurance Contract, effective as of January 15, 1995, between, on the one hand, the Reinsurer and, on the other hand, Florida United Businesses Self Insurers Fund and Florida Agri-Business & Industries Self Insurers Fund and
(iii) the Aggregate Excess Reinsurance Contract, effective as of January 15, 1995, between the Reinsurer and Florida Builders & Employers Mutual Insurance Company.

"REINSURER NOTICE" shall mean a written notice delivered by the Reinsurer within ten business days of the Notice Date to each of the Company, Humana and the Florida Department of Insurance requesting that this Agreement and each of the other Agreements be terminated pursuant to the provision of Article 2 effective as of the effective date of the Financing Transaction.

"REINSURANCE PREMIUM" shall mean the sum of (i) the difference between $84.0 million and the Deposit Premium and (ii) an additional amount as simple interest on thereon determined at a rate of 10% per annum in respect of the period commencing on the Execution Date and ending on the Closing Date.

"RESTRICTED ASSETS" shall mean (i) an amount not to ultimately exceed $1.5 million in cash or Cash Equivalents (which amount is available to the Company for any purpose, including, without limitation, to reserve amounts necessary through the estimated closing date of the estate of the Company, if such an estate is created, for the payment of reasonable expenses of administration),
(ii) all assets of the Company in government or governmental agency mandated security deposit accounts, (iii) intellectual property and intellectual property rights of the Company, including, without limitation, trade and service marks, patents, licenses etc., (iv) fixed assets of the Company (including certain furniture and fixtures, computer hardware etc.) which is both (y) essential to the administration of the Company's business and (z) specifically identified on an inventory of such Assets to be jointly developed by the Reinsurer and the Company within 45 days of the Closing Date, and (iv) all assets of the Company that otherwise cannot be used by the Company to pay Subject Obligations by reason of being subject to a lien, mortgage, pledge, security interest, lease, easement, servitude or similar encumbrance; provided, however, that Restricted Assets shall not include any such amount or such assets included in clauses (i),
(ii) and (iii) above on the date when all Subject Obligations have been paid, settled, commuted or released.

"SIF" shall mean a workers compensation self insurance fund, assessable mutual insurer or other like entity, substantially all the assets and liabilities of which the Company assumed, reinsured or indemnified, including Florida United Businesses Self Insurers Fund, Florida Agri-Business & Industries Self Insurers Fund, Florida Builders & Employers Mutual Insurance Company, Florida Business Mutual Insurance Company, Florida Auto Dealers Self Insurers Fund and Florida Home Builders Self Insurers Fund, or any predecessor entity of the foregoing.

"SOLUTIONS" shall mean PCA Solutions, Inc., a Florida corporation.

"SUBJECT OBLIGATIONS" shall mean the ultimate developed amount of any and all of the obligations of the Company arising under its insurance, excess insurance, or reinsurance agreements, policies, certificates, binders, slips and other contracts of insurance, excess insurance, or reinsurance or under other evidences of insurance liability, whether oral or written, issued or renewed by or contracted for by the Company or by an SIF on or prior to November 15, 1996, that is paid or payable by the Company on or after the Effective Date, including ALAE, provided however that Subject Obligations shall specifically exclude:

     (i) distributions or dividends payable or declared by the Board of Directors of the Company or the corollary governing board of any SIF (whether policyholder dividends or shareholder dividends or otherwise);
     (ii) obligations of the Company or any SIF to make payments to state guaranty or insolvency funds, organizations or associations or similar entities;
    (iii) Extra Contractual Obligations;
     (iv) Excess of Original Policy Limits Loss;
      (v) Participation in involuntary pools, associations or other residual market mechanisms whether classified as insurance or reinsurance, whether with respect to the Company or any SIF; and
     (vi) any Unallocated Loss Adjustment Expenses.

"TERM" shall be as defined in Article 3 hereof.

"TERMINATION EVENT" shall mean any of the following events: (i) the Closing shall not have occurred on or before October 31, 1997; (ii) following any receipt by the Reinsurer of a Buyer Notice, the Financing Transaction shall have become effective; or (iii) following any delivery by the Reinsurer of a Reinsurer Notice to the Company, PCA, Humana and the Florida Department of Insurance, the Financing Transaction shall have become effective.

"TERMINATION DATE" shall mean the effective date of any termination of this Agreement pursuant to Article 2(a) hereof.

"UNALLOCATED LOSS ADJUSTMENT EXPENSES" or "ULAE" shall mean the costs of "in-house counsel," claims staff or other overhead or general expenses of the Company or its agents, including the claims services provided by Solutions (or any third party replacing Solutions ) and any other costs incurred by the Company in connection with the investigation, adjustment, settlement, litigation or arbitration of claims or losses but not included in ALAE.

                                    ARTICLE 2
                         CLOSING AND CLOSING CONDITIONS

     (a) STAGED CLOSING. The final closing with respect to the transactions contemplated hereby shall occur in two stages. On the Execution Date, each of the parties' rights and obligations hereunder shall become and be in full force and effect and the Reinsurer shall receive the Deposit Premium in accordance with the provisions of Article 8 hereof. On the Closing Date, the Reinsurer shall receive the Reinsurance Premium in accordance with the provisions of
Article 8 hereof. Humana and PCA will jointly provide each of the Reinsurer and the Florida Department of Insurance with a written notice (the "Closing Notice") of the reasonably expected date for closing of Financing Transaction, which
notice shall be delivered at least 45 days prior to such expected date.   Upon
the occurrence of a Termination Event, this Agreement and each of the other agreements shall, without the further action of consent of any person be rescinded, canceled and terminated ab initio and the Reinsurer shall have no further liability or obligation hereunder or thereunder, except in respect of its willful misconduct or prior breach of the terms of such agreement, provided, however, that (i) the terms of Article 28 "Indemnification" hereof shall continue in full force and effect and shall expressly survive any such rescission, cancellation and termination and (ii) the Reinsurer shall be entitled to retain the full amount of the Deposit Premium.

     (b) CLOSING CONDITIONS. Each and every of the obligation of the Reinsurer hereunder to provide any reinsurance coverage or make any payments hereunder shall in all respects be conditioned upon the satisfaction or waiver, as the case may be, of the following conditions precedent

(the "Closing Conditions"), evidence of the satisfaction of each of such conditions shall be provided to the Reinsurer on or before the Closing Date and each of which conditions may be waived in writing, in whole or in part, in the sole discretion of the Reinsurer (due execution and delivery of each of the Agreements by each party thereto, together with receipt by the Reinsurer of the full amount of the Reinsurance Premium, shall constitute conclusive evidence that each of the Closing Conditions have been satisfied or waived):

(A) Each of the Agreements shall have been duly executed and be in full force and effect on the Closing Date.

(B) PCA shall have contributed an amount of cash equal to $20.9 million to the Company in satisfaction of the remaining federal and state income tax recoverable attributable to the Company.

(C) Pursuant to Article 14 hereof (with respect to the assumption by PCA of certain obligations of the Company), Article 15(A) hereof (with respect to the obligation of PCA relative to any shortfall upon the liquidation of any annuities), Article 16 hereof (with respect to the performance of Solutions under the New Claims Servicing Agreement), and Article 8 hereof (with respect to the obligations of Solutions as concerns the Loss Divisor Arrangements), PCA and Solutions shall have taken such actions and conveyed, transferred and collateralized assets such that enforceable and perfected interests of the Reinsurer in the Collateral shall have been established pursuant to the Collateral Agreements.

(D )      The Reinsurer shall have received an opinion of counsel to the Company and PCA reasonably acceptable to the Reinsurer, which opinion shall be in form and substance reasonably acceptable to the Reinsurer, to the effect that (i) all necessary consents, approvals, authorizations, licenses, orders of any applicable federal, state or local regulatory authority, including the Florida Department of Insurance, in connection with the execution and delivery of the Agreements and the transactions contemplated hereby shall have been obtained and be in full force and effect, except as respects any such consents, approvals, authorizations, authorizations, licenses or orders the failure of which to obtain shall not have a material adverse effect on either the Company or the Reinsurer or the ability of the Company or the Reinsurer to consummate the transactions contemplated hereby, (ii) the due execution and delivery of each of the Agreements, including, without limitation, that each of the respective Boards of Directors of PCA, Solutions and the Company shall have approved the execution and delivery of the Agreements and the performance of each of their respective obligations hereunder and thereunder and such approvals shall be in full force and effect, and (iii) all consents, approvals, authorizations and waivers as may be required under (y) any material contract to which PCA, the Company, Solutions or any of their respective subsidiaries is a party or (z) the charter and by-laws of PCA, the Company, Solutions or any of their respective subsidiaries, each as may be required in connection with the execution and delivery of this Agreement or any of the other Agreements and the consummation of the transactions contemplated hereby and thereby shall have been obtained and be in full force and effect except as respects any such consents, approvals, authorizations, licenses or waivers the failure of which to obtain shall not have a material adverse effect of either the Company or the Reinsurer or the ability of the Company or the Reinsurer to consummate the transactions contemplated hereby.

(E) The Company and the Reinsurer shall have entered into the Commutation Agreements.

(F) The Reinsurer shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of PCA, dated as of the Execution Date, to the effect that each of the Funding Conditions has been satisfied or waived.

(G) As of the Closing Date, the Reinsurer shall have received the Reinsurance Premium in accordance with the terms of Article 8 hereof.

                                   ARTICLE 3
                                      TERM

Subject to the terms and provisions of Article 2 hereof, coverage hereunder shall become effective as of 11:59 p.m., Eastern Standard Time, March 31, 1997 (the "Effective Date") and, except as provided in Article 11 hereof, shall remain in full force and effect until the Reinsurer has paid under this Agreement an amount equal to the Limit and the Reinsurer has notified the Company in writing that its obligations under this Agreement have been satisfied in accordance therewith.

                                    ARTICLE 4
                                    COVERAGE

Subject to the terms, conditions and limitations set forth in this Agreement, including, without limitation, the Limit, the Payment Conditions and the payment of the Reinsurance Premium to the Reinsurer, the Reinsurer agrees to pay on behalf of the Company the Subject Obligations that remain outstanding by the Company following satisfaction of the Payment Conditions, subject always to the Limit.

                                    ARTICLE 5
                                    TERRITORY

The Reinsurer's liability under this Agreement shall follow the territorial limits of the Subject Obligations.

                                    ARTICLE 6
                                      LIMIT

(A) The Reinsurer's maximum liability for any and all loss recoverable under this Agreement for the Subject Obligations shall not exceed $230 million (the "Limit").

(B) In the event and to the extent the Reinsurer makes any payment under this Agreement and the Reinsurer subsequently recovers any amounts of cash or Cash Equivalents (a "Recovery") pursuant to the terms of Article 13, Assignment of Assets, the amount of any such Recovery shall be available for the payment of additional Subject Obligations.

(C) Under no circumstances shall the total liability of the Reinsurer under or related to this Agreement exceed the amount of the Limit.

                                    ARTICLE 7
                               PAYMENT CONDITIONS

The Reinsurer's obligation to make any payment under this Agreement in respect of the Subject Obligations shall be subject to the satisfaction of the conditions (the "Payment Conditions") prior to each payment that the Company:

          (1) shall have converted to cash or Cash Equivalents all of its Invested Assets, other than the Restricted Assets,

          (2) after having converted all such Invested Assets to cash or Cash Equivalents, shall not have any Cash Available; and

(3)       shall have so notified the Reinsurer in writing.

Upon any payment by the Reinsurer hereunder, the Company shall assign to the Reinsurer an interest in the Assets and Restricted Assets in accordance with the terms of Article 13 hereof.

                                    ARTICLE 8
                       REINSURANCE PREMIUM; OTHER ACTIONS

(A) PCA shall pay or cause to be paid in cash by wire transfer of immediately available funds to an account designated by the Reinsurer in writing: (i) on the Execution Date, the Deposit Premium and (ii) on the Closing Date, the Reinsurance Premium.

(B) Effective on the Closing Date without any action or consent of any person, the 1996 Agreement shall be, and shall have been deemed to have been, terminated, canceled and rescinded ab initio and the Reinsurer shall have no further liability or obligation thereunder, provided, however, that in connection with such termination, cancellation and rescission, Reinsurer shall pay to the Company an amount in cash by wire transfer of immediately available funds equal to the sum of (y) $15 million plus (z) simple interest thereon at a rate of interest of 5.5% per annum for the period during which the 1996 Agreement may have been outstanding.

(C) Effective on the Closing Date, PCA hereby guarantees the full and timely performance by Solutions of the obligations under and in respect of the Loss Divisor Arrangement, which guarantee shall be secured by a pledge of the Collateral pursuant to the Collateral Agreements.

                                    ARTICLE 9
                               EXPERIENCE ACCOUNT

A notional experience account (the "Experience Account") shall be calculated by the Reinsurer from the Effective Date and maintained until all obligations of the Reinsurer under this Agreement have been satisfied or discharged in full. The balance of the Experience Account (the "Experience Account Balance") as of any date shall be determined as (i) the sum of the amounts of the Deposit Premium and the Reinsurance Premium less (ii) the Reinsurer's Margin less (iii) the Subject Obligations paid by the Reinsurer plus (iv) the amount of the Interest Credit, each determined as of such date.

The "Interest Credit" shall be determined based on the average daily balance in the Experience Account, as calculated pursuant to the preceding paragraph, times the Credit Index, credited annually in arrears. The "Credit Index" shall be equal to the average effective yield to maturity of U.S. Treasury obligations having a remaining term to maturity of one year as determined annually in advance and as published by the Wall Street Journal on the first business day each year in respect of which this Agreement remains in effect.

                                   ARTICLE 10
                               REINSURER'S MARGIN

The Reinsurer's Margin shall be equal to $42.0 million.

                                   ARTICLE 11
                                   COMMUTATION

Subject to prior consent of the Florida Department of Insurance and compliance with the provisions of this Agreement, including, without limitation, Articles 13 and 15(C) hereof each of which provisions shall survive any such commutation, the Company or its successor may, at its sole option commute this Agreement provided the Experience Account is positive. If the Experience Account is positive on such date, the Reinsurer shall pay such positive amount to the Company within 90 days of request for same. If the Experience Account is not positive, any commutation must be agreed to by the Reinsurer in its sole discretion. In the event of a commutation, the Reinsurer's sole liability shall be to so pay the positive balance, if any, in the Experience Account to the Company or its designee and such payment shall constitute a full and final release of the Reinsurer of any and all liability and obligation under or in respect of this Agreement. In the event that no commutation is elected prior to December 31, 2007, the balance of the Experience Account shall thereafter be deemed to be zero.

                                   ARTICLE 12
                             REPORTS AND REMITTANCES

(A) The Company shall furnish to the Reinsurer and to representatives of the Florida Department of Insurance as shall have been identified thereby from time to time, within forty-five (45) days after the close of each calendar quarter hereof following the Execution Date:

               (1) quarterly accounts of gross net earned premium income segregated by line of business and for the total of all lines covered under this Agreement;

               (2) quarterly accounts of paid and unpaid loss in respect of Subject Obligations, segregated by line of business, including the total for all lines of business;

               (3) quarterly accounts showing assets, liabilities and cash flow of the Company, including, without limitation, specifications of the amounts of any transfers, distributions, dividends or any other payments, made to or on behalf of any PCA Member, and explanations of the reasons for such transfers;

               (4) the continued receipt on a quarterly basis of the Company's and associated funds workers' compensation data base files on an inception-to-date basis in an electronically readable format;

               (5) quarterly updates on Restricted Assets, including a description of payments made therefrom, ,

               (6) on a semi-annual basis, certifications by the respective chief executive officers and chief financial officers of PCA, the Company and Solutions, or successors thereto, to the best of their knowledge, following their due review and inquiry, to the effect that the Company and PCA have complied in all material respects, with each of the material provisions of each of the Agreements,

               (7) promptly following the occurrence of any facts or circumstances constituting a breach of any material provisions of any of the Agreements, a notice of such facts or circumstances which notice shall set forth with specificity the facts underlying such possible breach and the intentions of the PCA or the Company as the case may be with respect to the cure of any resulting breach,

               (8) promptly following the receipt thereof, any notice of any default received by the Company under any of the Agreements, and on a quarterly basis, copies of all other notices or reports received by the Company under any of the Agreements, provided however, that ordinary and recurring reports provided under the New Claims Services Agreement need not be provided to the Florida Department of Insurance if made readily available thereto by the Company or the Reinsurer, and

               (9) any other reports reasonably requested by the Reinsurer from time to time.

(B) The Company shall furnish to the Reinsurer and the Florida Department of Insurance within ninety (90) days after the close of each calendar quarter, an analysis showing the Company's best estimate of projected cash flows over the next 120 months.

(C) Unless otherwise stated in this Agreement, all amounts due under this coverage shall be remitted by wire transfer of immediately available funds within thirty (30) days after receipt of an appropriate statement of account.
At such time as the Reinsurer shall have an obligation to make a payment for the Subject Obligations, the Reinsurer and the Company will implement a liquidity facility (such as a zero balance bank account) pursuant to which the Reinsurer will make deposits into a bank account in the name of the Reinsurer which funds may then be drawn on by the Company for payment of Subject Obligations then due and payable by the Reinsurer to or on behalf of the Company hereunder.

(D) Any late payments by either party shall accrue interest per annum at a rate equal to the effective yield on U.S. Treasury Securities having a remaining term to maturity of five years plus 150 basis points (determined quarterly in arrears) as published by the Wall Street Journal on the first business day each such quarter.

                                   ARTICLE 13
                              ASSIGNMENT OF ASSETS

In the event the Reinsurer makes any payment under this Agreement, the Company shall thereupon transfer, convey and assign to the Reinsurer all right, title and interest in an equivalent amount of Assets or Restricted Assets (if there are no more Assets) and the proceeds thereof, and execute such instruments as the Reinsurer reasonably requires to effect such assignment in order to reimburse the Reinsurer for any such payments made. In the event and at such time as the Reinsurer has recovered a sufficient amount of cash or Cash Equivalents pursuant to this Article to reimburse it for any all payments made under this Agreement, the Reinsurer shall convey and return any such assigned Assets or Restricted Assets to the Company.

                                   ARTICLE 14
                                 PCA OBLIGATIONS

PCA hereby agrees to pay or arrange for payment, as and when due, any and all legally binding liabilities and obligations of the Company which have not been paid by the Company prior to the Effective Date, as are both (i) specifically excluded from the definition of the Subject Obligations in clauses (i) through
(iv) of such definition and (ii) not reflected on the Company's statutory quarterly financial statements for the quarter ended March 31, 1997, provided, however, that obligations of the Company in respect of Extra Contractual Obligations and Excess of Policy Limits Loss shall not be so undertaken and
assumed.   PCA's payment obligations pursuant to this Article shall be collateralized on a non-recourse basis by a pledge of the Collateral in form and substance acceptance to the Reinsurer.

                                   ARTICLE 15
                            COVENANTS AND WARRANTIES

(A) Each of the Company and PCA hereby irrevocably and unconditionally grant the Reinsurer the right and authority to negotiate, commute or sell on the behalf of the Company, while this Agreement remains in effect, all or certain of the annuities that were contracted for by the Company, at commercially reasonable terms agreed to by the Reinsurer. PCA hereby covenants and agrees with the Reinsurer to pay the Reinsurer any shortfall between the book value of such annuities contracted by the Company and the cash value therefor realized by the Company upon the subsequent liquidation of such annuities. PCA's obligations to pay any shortfall shall be fully collateralized by pledge of the Collateral.

(B) Each of the Company and PCA covenant and agree with the Reinsurer that the Company will not make any payments, distributions, dividends, transfers or the like, to any PCA Member or any other affiliate without the prior written consent of the Reinsurer in its sole discretion, other than (i) pursuant to the contracts and arrangements shown on Schedule 2 hereto on the Execution Date and otherwise in conjunction with the continuing contractual arrangements thereon, and (ii) otherwise, amounts paid or transferred in the ordinary course of business and in accordance with applicable law.

(C) Each of the Company and PCA covenant and agree with the Reinsurer to use their best reasonable efforts to pursue and collect all assets and third party recoveries that comprise or would comprise the Assets (admitted or non-admitted) under this Agreement, including but not limited to, causes of actions whether or not related to the Subject Obligations, choses in action, reinsurance recoverables, Special Disability Trust Fund recoveries, premium receivables and all other recoveries or receivables. Notwithstanding the foregoing, subject to the provisions of Article 17 hereof, the Company may limit or end such efforts as to respects any specified Asset based on reasonable and prudent consideration of the business and legal costs and expenses of continuing such efforts relative to the likelihood of success of such efforts. The Company shall implement controls and procedures to preserve recoveries from the Special Disability Trust Fund (or any successor fund), which controls and procedures shall be approved by the Reinsurer, and the Company shall provide periodic reports to the Reinsurer concerning such procedures and any recoveries received from such Fund. These obligations shall continue for as long as the Reinsurer shall have any liability under this Agreement.

(D) The Company and PCA covenant and agree with the Reinsurer that from the Execution Date until all the Reinsurer's obligations hereunder are extinguished, the Company shall not sell, dispose, attach a lien, pledge, mortgage, grant a security interest in, or otherwise encumber any of the assets that comprise Assets or may in the future comprise Assets under this Agreement, without the prior written consent of the Reinsurer in its sole discretion (except for tax liens incurred in the ordinary course of business). Notwithstanding the foregoing, the Company shall not be prohibited from investing, reinvesting and dealing in its Invested Assets or otherwise liquidating Assets to pay claims that are the subject of this of Agreement, provided such actions conform with the terms and provisions of the Investment Management Agreement.

(E) The Company hereby covenants and agrees with the Reinsurer to use its best reasonable efforts (i) to cause to be released any lien, mortgage, pledge, security interest, lease easement, servitude or encumbrance on any Assets of the Company and (ii) to the extent permitted by law, to cause to be released all Assets of the Company in government or governmental agency mandated security deposit accounts.

(F) The parties hereto acknowledge that it is contemplated that the Reinsurer will merge into one of its affiliated companies, Zurich Reinsurance Centre, Inc., and the parties agree that such merger shall not be deemed a change in control since the ultimate parent company of both the Reinsurer and Zurich
Reinsurance Centre, Inc. shall continue to be Zurich Insurance Company.   The
parties hereto agree that any such merger shall not affect or terminate this Agreement, the parties' rights or obligations hereunder or the transactions contemplated hereby and that the entity surviving such merger shall be bound by the terms of this Agreement and shall fully perform this Agreement as the Reinsurer hereunder.

(G) Subject to clause (C) of this Article 15, the Company covenants and agrees with the Reinsurer to use its best reasonable efforts to liquidate all Assets into cash or Cash Equivalents, at such time as it no longer has cash or Cash Equivalents to make payments under this Agreement in respect of the Subject Obligations.

(H) The Company and Solutions covenant and agree with the Reinsurer that without the prior written consent of the Reinsurer in its sole discretion it will not agree to any amendment, modification, waiver, revision, termination or other compromise to the terms of the Investment Management Agreement, the New Claims Servicing Agreement, the New Tax Sharing Agreement or any of the security agreements establishing and governing the Collateral. Any written amendment, modification, waiver, revision, termination or other compromise entered into by any affiliate of the Reinsurer shall be deemed to have been approved by the Reinsurer.

(I) PCA hereby warrants to the Reinsurer (i) that the Company is not a party to the escrow agreement between Health Partners South East and PCA and (ii) to the best knowledge and belief of PCA after due investigation, the Company has no liability and no claims have been or are reasonably likely to be made against the Company arising out of or relating to such escrow agreement.

(J) PCA and Solutions represent and warrant that the listing of assets attached hereto, with respect to each such party's assets, (i) indicates all liens, security interests and any other encumbrances thereon, and (ii) such listing is true, complete and accurate in every respect in accordance with GAAP.

The foregoing representations and warranties set forth in clauses (I) and (J) above shall survive for a period of three (3) years following the Closing Date. Reinsurer's recourse with respect to any breach of the provisions of clauses
(A), (B), (D), (F), (I) and (J) shall be limited to a cause of action for money damages as against PCA. As a condition precedent to the assertion of any breach of any provision of this Article 15, the Reinsurer shall provide to each of the Company, PCA and the Florida Department of Insurance a written notice specifying the facts underlying any such asserted breach and suggesting, to the extent practicable, a proposed plan for curing such asserted breach to the satisfaction of the Reinsurer. To the extent that such asserted breach is reasonably susceptible to cure, such notice shall specifically provide for a reasonable period during which such cure may be commenced and completed. Reinsurer covenants that it shall provide to each of the Company, PCA and the Florida Department of Insurance a written notification of any matter, fact or circumstance of which it is aware, which in its best reasonable judgment, could reasonably give rise to a material breach of any of the provisions of this
Article 15. Reinsurer covenants to cooperate with representatives of PCA, the Company and the Florida Department of Insurance to ensure that any matter, fact or circumstance which reasonably could constitute a material breach of the provisions of this Article 15 is identified to each of the foregoing as early as practicable such that a corrective course of action can be developed and implemented as soon as practicable.

                                   ARTICLE 16
                                CLAIMS MANAGEMENT

Pursuant to the terms of the New Claims Servicing Agreement, Solutions shall provide claims management and certain other services with respect to the Subject Obligations and the administration of the Company. Except as respect to Allocated Loss Adjustment Expenses, Solutions' expenses incurred in connection with the services required under the terms of the New Claims Servicing Agreement shall not be paid to Solutions, but shall be further subordinated to the full and prior performance or accommodation of all of the Company's other liabilities and obligations, until such time as this Agreement shall have been terminated in accordance with the provisions of Article 2(b) or Article 11 hereof. As provided for under the New Claims Servicing Agreement, the performance of Solutions' obligations pursuant to such Agreement shall be secured by a pledge of the Collateral, and Reinsurer shall have the right to draw down against the Collateral as provided for therein. In the event that (i) the Payment Conditions have been satisfied, (ii) the Collateral shall have been exhausted and (iii) Solutions shall for any reason no longer continue to be performing the claims management and other administrative services with respect to the Company contemplated under the New Claims Servicing Agreement, then during such time as the Limit shall not have been exhausted, the Reinsurer shall provide for, or cause to be provided, such services as have been contemplated by the New Claims Services Agreement.

                                   ARTICLE 17
                         CONSENT RIGHTS OF THE REINSURER

With effect from the Execution Date, the Reinsurer will be afforded consent rights as respects the administration of the Company's runoff, including, without limitation, with respect to (i) settlement of litigation issues, claims or groups of claims involving amounts incurred at an amount greater than $250,000 gross of ceded reinsurance, (ii) reinsurance commutations (ceded or assumed) and other compromises of contractual obligations, including any waiver of rights, stipulations that amount to terminations, material modifications involving the Company or the SIFs, (iii) material changes to the Company's ceded reinsurance program, including, without limitation, managed care arrangements,
(iv) asset dispositions not in the ordinary course of business involving a book value amount in respect of any single asset in excess of $250,000, (v) the implementation of investment management guidelines pursuant to the Investment Management Agreement, (vi) staffing, operating expense, outsourcing decisions and all material capital expenditures, (vii) any modification, change, amendment or alteration of, or waiver of rights or obligations under any of the Agreements or any successor agreements, (viii) the execution and delivery of any successor or replacement agreement as respects any of the Agreements, and (ix) any modification, change, amendment or alteration, or waiver of any material rights or obligations under, any of the affiliated agreements or arrangements set forth
on Schedule 2 hereof or any successor.   In each such case, the Reinsurer's
prior written consent shall not be unreasonably withheld, conditioned or delayed.

                                   ARTICLE 18
                  PLEDGE BY THE COMPANY; COLLATERAL AGREEMENTS

(A) Effective on the Closing Date, the Company hereby specifically grants to the Reinsurer a continuing security interest in all of the assets of the Company now or hereafter held (in the event of the appointment of a statutory receiver with respect to the Company pursuant to Chapter 631, Florida Statutes, or any successor statute, such priority security interest shall, at the election of the Florida Department of Insurance, be conveyed, assigned to, or subordinated to the interests of such receiver or otherwise terminated in favor of such statutory receiver), including without limitation, all tangible property, intangible property, real property or personal property, rights, causes of action, and other interests, and the proceeds thereof (the "Company Collateral"), to secure the performance of its obligations hereunder, including all renewals and extensions hereof, and any and all obligations of every kind whatsoever, whether heretofore, now or hereafter existing or arising between the Company and the Reinsurer and howsoever incurred or evidenced, whether primary, secondary, contingent or otherwise. Reinsurer shall have all rights of a secured party under Chapter 679, Florida Statutes. In satisfaction of such pledge, the Company Collateral may be sold either at public or private sale and the parties agree that three (3) business days prior notice of such sale shall be commercially reasonable. Each party hereto agrees, at the Company's expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Reinsurer may from time to time reasonably request in connection with the administration and enforcement of this Article 18 or with respect to any of the Company Collateral or to better assure and preserve the security interests and the rights and remedies created hereby, including the payment of any fees and other charge required in connection with the execution and delivery of this pledge, the granting or perfection of the security interests created hereby and the filing of any financing statements or other documents in connection herewith.

(B) Notwithstanding anything in this Agreement or the Collateral Agreements to the contrary, Reinsurer agrees that in the event of the appointment of a statutory receiver with respect to the Company pursuant to

Chapter 631, Florida Statutes, or any successor statute, each of the security interests established under and pursuant to the Collateral Agreements, shall at the election of the Florida Department of Insurance, be conveyed to, assigned to, or subordinated to the interests of such statutory receiver, or otherwise terminated in favor of such statutory receiver, provided however, that the Collateral shall be used to perform the obligations secured thereby.


                                   ARTICLE 19
                                ACCESS TO RECORDS

With effect from the Execution Date, the Reinsurer or its duly appointed representatives shall have free access to the books, records, electronic files, software and papers of the Company or its agents at all reasonable times during the continuance of this Agreement or any liability hereunder, for the purpose of obtaining information concerning this Agreement or the subject matter thereof. The Reinsurer or its designated representatives, without restrictions or limitations, shall have broad authority to inspect, copy and audit all books and records of the Company or Solutions pertaining to this Agreement or the subject matter at any time during regular business hours, and may make copies or extracts of any books and records pertaining thereto as it may deem necessary or appropriate without disrupting or unduly burdening the operations of the Company or Solutions. The Reinsurer and the Company agree to use their best reasonable efforts to implement the terms of this Agreement, including, without limitation, the provisions of this Article 19, in a manner which preserves to the greatest extent practicable any claim or right of privilege or other immunity from production applicable as any of the books, records, files and papers of the Company or Solutions.

                                   ARTICLE 20
                            SALVAGE AND SUBROGATION

With effect from the Execution Date, the Reinsurer shall be subrogated, as respects any loss for which the Reinsurer shall actually pay or become liable to pay, but only to the extent of the amount of payment by or the amount of liability of the Reinsurer, to all the rights of the Company against any person or other entity who may be legally responsible in damages for said loss. The Company hereby agrees to enforce such rights, but in case the Company shall refuse or neglect to do so, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Company or its policyholders, or otherwise to enforce such rights. The costs of any such action of the Reinsurer shall be treated as the payment of Allocated Loss Adjustment Expense thereby.

All salvages, recoveries or reimbursements, after deduction of loss adjustment expense applicable thereto, recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments shall be made by the parties hereto, provided always, that nothing in this Article shall be construed to mean that losses under this Agreement are not recoverable until the Company's ultimate net loss has been ascertained.

                                   ARTICLE 21
                                     OFFSET

The Company and the Reinsurer may offset any balance or amount due either such party to the other under this Agreement or any other contract heretofore or hereafter entered into between the Company and the Reinsurer or any insurance or reinsurance agreement with any affiliate of either party, whether acting as assuming reinsurer or ceding company or in any other capacity. Notwithstanding, Reinsurer shall have no right of offset as against the Company for any obligations of PCA or Solutions.

                                   ARTICLE 22
                              NO THIRD PARTY RIGHTS

This Agreement is solely between the named parties , and in no instance shall any other person have any rights under this Agreement except as expressly provided otherwise in the Insolvency Article.

                                   ARTICLE 23
                                  NO ASSIGNMENT

Except as otherwise specifically provided hereunder, neither this Agreement, nor any right hereunder, may be assigned by any party without the written consent of the other party hereto, provided however that the Reinsurer may assign this Agreement to an affiliated company with the prior consent of PCA and the Florida Department of Insurance. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

                                   ARTICLE 24
                                LOSS SETTLEMENTS

(A) All loss settlements made by the Company or Solutions (or any third party replacing Solutions) shall be binding upon the Reinsurer, provided, however, that such claims or losses are within the terms, conditions and limitations of the Company's policies and within the terms, conditions and limitations of this Agreement and the Claims Servicing Agreement or are otherwise ordered or awarded by a court or other tribunal of appropriate jurisdiction over the Company and such claim or loss.

(B) The Reinsurer shall have no liability to pay Subject Obligations unless and until the Company has such liability and such amounts have become actually due and payable by the Company, including, without limitation, by virtue of a valid and binding agreement of settlement, compromise, or arbitral or judicial award.


                                   ARTICLE 25
                              ERRORS AND OMISSIONS

Any omission or error by either party to this Agreement will not relieve either party of liability hereunder, provided such act, omission or error is not prejudicial to the other party and is rectified promptly upon discovery by the responsible party.

                                   ARTICLE 26
                                    CURRENCY

Whenever the word "Dollars" or the "$" sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

                                   ARTICLE 27
                                  GOVERNING LAW

This Agreement shall be interpreted and governed by and enforced in accordance with the laws of the State of Florida without regard to its rules with respect to conflicts of law. In the event of any litigation arising from or relating to this Agreement or the enforcement of any of its terms and conditions, the parties stipulate and agree that venue for such litigation shall be situated in the Second Judicial Circuit in and for Leon County, Florida. The parties further stipulate and agree that this shall be the exclusive forum for any litigation arising from or relating to this Agreement or the enforcement of any of its terms and conditions.

                                   ARTICLE 28
                                 INDEMNIFICATION

Upon any rightful termination, cancellation or commutation of this Agreement in
compliance with   Article 2(a) or Article 11 hereof, the Reinsurer shall have no obligation hereunder nor shall the Reinsurer have any liability or obligation to PCA, the Company and Solutions nor to any other person as a result of such termination, cancellation or commutation. In this event, PCA hereby expressly agree to indemnify and hold harmless the Reinsurer, its affiliates and subsidiaries, and their officers, directors, employees, stockholders and authorized representatives (each, an "Indemnitee") from any damage and against any liability to any third party other than PCA, any PCA Member and any affiliate of such Indemnitee (a "Covered Third Party"), for any and all loss, cost, damage, expenses, suit, claims, fines, penalties, including punitive or exemplary damages and all cost of defense incurred by or on behalf of any
Indemnitee:

          (a) resulting from, arising out of, or based upon the execution of this Agreement or the performance of any duties, obligations, or any other actions taken by the Indemnitee under this Agreement or in connection with this Agreement, or related to or which arise out of the transactions contemplated hereunder; or

          (b) asserted or proved in any suit, proceeding or legal action commenced by a Covered Third Party against such Indemnitee resulting from, arising out of, or based upon the execution of this Agreement or the performance of any duties, obligations, or any other actions taken by the Reinsurer under this Agreement or in connection with this Agreement, or related to or which arise out of the transactions contemplated hereunder.

Notwithstanding the foregoing, PCA shall not be obligated to indemnify any Indemnitee for Losses arising from or related to any such person's willful misconduct or breach of the terms of this Agreement or any agreement contemplated hereby. Each Indemnitee shall be entitled to select counsel as respects any judicial, administrative, arbitrable, or other proceeding covered hereby in its sole discretion and to defend itself and PCA and/or a PCA Member other than the Company will pay or cause to be paid all reasonable losses, liabilities, expenses and costs, including reasonable attorneys' fees, incurred by or on behalf of such Indemnitee in connection with such action. In its reasonable discretion, the Reinsurer shall retain the right to settle or comprise all actions, claims, litigation or proceedings giving rise to rights under this Article 28, provided, however, that prior to any such settlement or compromise, the Reinsurer shall consult with PCA and shall use its best reasonable efforts to reflect their views thereon. The Reinsurer shall determine in its sole discretion whether claims or suits may be settled. The duties, obligations and liabilities of PCA pursuant to this Article 28 shall survive any termination or cancellation of this Agreement.

                                   ARTICLE 29
                                   INSOLVENCY

The obligations of the Reinsurer under this Agreement shall continue without diminution and shall not be changed as a result of the insolvency of the Company, provided that the Reinsurer shall, in accordance with the terms of this Agreement, make payments of the Subject Obligations to the rehabilitator, liquidator, receiver, conservator or statutory successor of the Company.

Reinsurance under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Company under policy or policies reinsured without diminution because of the insolvency of the Company, directly to the Company or to its liquidator, receiver, or statutory successor except as provided by
Section 631.205 of the Florida Statutes or except when the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company and when the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

It is agreed, however, that the liquidator or receiver or statutory successor of the insolvent Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on the policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding when such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

Should any party hereto be placed in rehabilitation or liquidation or should a rehabilitator, liquidator, receiver, conservator or other person or entity of similar capacity be appointed as respects such party, all amounts due any of the parties hereto whether by reason of premiums, losses or otherwise under this Agreement or any other contract(s) of reinsurance heretofore or hereafter entered into between the parties (whether or not any such contract(s) be assumed or ceded) shall at all times be subject to the right of offset at any time and from time to time, and upon the exercise of same, only the net balance shall be due and payable in accordance with Section 631.281 of the Florida Statutes to the extent such statute or any other applicable law, statute or regulation governing such offset shall apply.

                                   ARTICLE 30
                                  MISCELLANEOUS

No oral explanation or oral information by either of the parties hereto shall alter the meaning or interpretation of this Agreement. No amendment, change or addition hereto shall be effective or binding on any party hereto unless reduced to writing and executed by the respective duly authorized officer of each of the parties hereto. The failure of either party to enforce any provision of this Agreement shall not constitute a waiver by either party of any such provision. The past waiver of a provision by either party shall not constitute a course of conduct or a waiver in the future to the same provision. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute a single agreement. All headings in this Agreement are for the purpose of information and identification only and shall not be construed as forming part of this Agreement.

The parties agree to negotiate in good faith to amend any terms and conditions of this Agreement which violate or are in conflict with such laws, Insurance Department regulations, or any other applicable regulations or rulings, with the aims of eliminating such violation or conflict while preserving the initial allocation of risks, benefits, rights and duties under this Agreement.

All notices, demands, consents, requests, waivers, elections or other communications (collectively "Notices") authorized, required or permitted to be given under this Agreement shall be addressed as follows:

to PCA:                       Physician Corporation of America
                              6101 Blue Lagoon Drive
                              Miami, Florida 33126
                              Attention:  Chief Executive Officer

to Company:              PCA Property & Casualty Insurance Company
                              c/o PCA Solutions, Inc.
                              P.O. Box 166007
                              Altamonte Springs, Florida 32716
                              Attention:  Chief Executive Officer

to Solutions:            PCA Solutions, Inc.
                              P.O. Box 166007
                              Altamonte Springs, Florida 32716
                              Attention:  Chief Executive Officer

to Reinsurer:            Centre Reinsurance Company of New York
                              One Chase Manhattan Plaza
                              Thirty-fifth Floor
                              New York, New York  10005
                              Attention: President and Chief Executive Officer

to Florida Department
of Insurance:            Florida Department of Insurance
                              Larson Building
                              200 East Gaines Street
                              Tallahassee, Florida
                              Attention:  Director of Insurer Services

(b) All Notices shall be given in writing, mailed by first class registered or certified mail, and via facsimile, and shall be deemed to be received two (2) business days after the day of mailing. Any party may change its address for the receipt of Notices or the party to whose attention Notices are sent at any time by giving notice thereof to the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 2nd day of June 1997.


PCA PROPERTY & CASUALTY INSURANCE COMPANY

BY:  ____________________________________
     NAME
     TITLE

CENTRE REINSURANCE COMPANY OF NEW YORK

BY:  _______________________________________
     NAME
     TITLE

PHYSICIAN CORPORATION OF AMERICA


BY:  ____________________________________
     NAME
     TITLE

PCA SOLUTIONS, INC.

BY:  ____________________________________
     NAME
     TITLE

                                   SCHEDULE 1
                   SCHEDULE OF ASSETS OF COMPANY AND SOLUTIONS

                                   SCHEDULE 2

                             INTERCOMPANY PAYMENTS
                                 & ARRANGEMENTS

                                     PART A


1. Payments pursuant to the certain Managed Care Agreement by and between the Company, PCA, Solutions and PCA Members, referred to in the Old Management Agreement, as that term is defined in the New Claims Agreement.

2. Fee payments pursuant to the Old Management Agreement, as that term is defined in the New Claims Agreement.

Notwithstanding, PCA to retain obligation to effect pro rata refunds in respect of policy terminations, etc.









                                     PART B

See the attached Schedule of Payments to be made on the Execution and Closing Dates.

                                   SCHEDULE 3
                              LIENS & ENCUMBRANCES

1.  Sierra Note re: Solutions stock.
2.  Bank liens to be discharged/released prior to Closing Date.
3.  Mortgages on real property.
4.  PMSI re:  Equipment.
5.  Tax Liens


Representation and Warranty to be provided by PCA and Company within by June 15, 1997.

                                   APPENDIX A
COLLATERAL AGREEMENTS

                                   APPENDIX B
COMMUTATION AGREEMENTS

                                   APPENDIX C
INVESTMENT MANAGEMENT AGREEMENT

                                   APPENDIX D
NEW CLAIMS SERVICING AGREEMENT

                                   APPENDIX E
                            NEW TAX SHARING AGREEMENT